Exhibit 10.10

Summary of General Investment Agreement dated June 25, 2004, as amended by Supplemental Agreement dated December 6, 2005 and Second Supplemental Agreement dated November 1, 2006

Parties to the Agreement

•	Shanghai Zizhu Science-based Industrial Park Development Co., Ltd. (“Zizhu Development”)

•	BCD Semiconductor Manufacturing Limited (“BCD Cayman”)

•	BCD (Shanghai) Semiconductor Manufacturing Limited (“BCD Shanghai”)

Project

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The establishment by BCD Cayman of a wholly foreign owned enterprise, BCD Shanghai, in PRC, which will construct wafer fab facilities (including two eight-inch wafer manufacturing facilities and packaging and testing facilities) with a total investment amount of US$1 billion

Conditions Precedent

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The wafer fabs and testing and packaging factory to be built by BCD Shanghai must be registered with the Administration of Industry and Commerce and Tax Bureau within Shanghai Zizhu Science-based Industrial Park (“Park”) with a continuous operation period of more of 10 years.

•	BCD Cayman’s commitment to establish BCD Shanghai and implement the plan described in this agreement is conditioned on Zizhu Development’s commitment to secure use right to the land for the project.

Organization Structure

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BCD Cayman shall register and establish in the Park a new legal entity before July 31, 2004, with its taxation registration in the Park. BCD Shanghai intends to invest a total US$1 billion, with the first phase amount of US$300 million and the registered capital amount of US$100 million.

•	BCD Shanghai’s business scope shall include the design, manufacture, package, test and sale of the integrated circuit and other related services in the Park.

Land

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BCD Cayman and BCD Shanghai shall develop fully the plot of land located to the south of Dongchuan Road, north of Zixing Road, east of Huan Road, and west of Danshui River, with area of 109,808.8 square meter.

•	The land use right shall be registered under BCD Shanghai’s name and owned by BCD Shanghai, with a use term of 50 years.

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The land shall only be used for BCD Shanghai’s project under this agreement. BCD Cayman shall not transfer or lease the granted land use right to any third party or do any commercial or resident development on the land without the written consent of Zizhu Development.

•	Zizhu Development shall be responsible for approximately RMB 4,920,210 of the land use right grant premium.

•	BCD Shanghai shall be responsible for approximately RMB 27,334,500 of the land use right grant premium.

Construction Schedule

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BCD Shanghai undertakes that the construction shall commence in the fourth quarter of 2005. BCD Shanghai also undertakes that within 2 years after its official possession of the land use right, BCD Shanghai shall fully develop the land, substantially complete the construction of the factory building of BCD Shanghai, except in the case of an event of force majeure.

Financing

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The Minhang District Government and Zizhu Development shall mediate and arrange for financial institutions to provide financing for BCD Cayman’s construction of BCD Shanghai’s manufacturing facility. The loan shall be used to construct BCD Shanghai’s manufacturing facility, power plants and clean rooms, with a total amount of US$70 million.

•	Minhang District Government shall provide a subsidy equal to two percentage points of the interest on the above-mentioned construction loan.

Financial Support

•	Zizhu Development shall use best effort to cause the real estate developer affiliated with the Park’s shareholders to offer housing to BCD Shanghai employees at a preferential whole-sale price.

•	Zizhu Development shall provide other financial incentives related to BCD Shanghai’s employees.

•	Zizhu Development shall pay BCD Shanghai RMB 27,334,500 as support for BCD Shanghai’s construction.

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Within one year after the end of BCD Shanghai’s first profitable tax year, if Zizhu Development assists BCD Shanghai in obtaining RMB 32,254,710 of financial support, BCD Shanghai shall return to Zizhu Development the RMB 27,334,500 in support it received from Zizhu Development; otherwise, BCD Shanghai has no obligation to return the support fee.

•	Zizhu Development shall ensure that BCD Shanghai be granted all privileges and incentive policies from the Shanghai Municipal Government that similar companies in the same industry receive.

Human Resource Service

•	Zizhu Development shall assist BCD Cayman to establish long-term collaborative relationship with local universities.

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Zizhu Development can assist BCD Shanghai free of charge with procedures in areas such as transferring non-Shanghai resident employees to Shanghai and applying for Shanghai resident permits, processing of mandatory social insurance, housing fund and supplemental commercial insurance.

Service Mechanism

•	Zizhu Development shall form a project service group specifically for BCD Shanghai and designate a dedicated project manager to assist BCD Shanghai with solving problems that may arise.

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Zizhu Development shall form a customs coordination team specifically for BCD Shanghai to establish accelerated customs declaration channel and expedited import and export customs declaration procedures.

Default

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If BCD Shanghai has not fully developed the land within 2 years after its official possession of the land use right, Zizhu Development reserves the right to revoke the land use right and the preferential policy BCD Shanghai enjoys. If the land use right cannot be transferred to Zizhu Development, BCD Shanghai or BCD Cayman shall compensate Zizhu Development for the total sum of the land use right grant premium (including all land use right grant premium paid by Zizhu Development and BCD Shanghai), and any relevant losses (including but not limited to capital interest and occupation fee).

Applicable Laws

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The parties agree that this agreement shall be governed by and construed in accordance with the laws of the PRC, and that any dispute arising out of, or related to, this agreement shall be subject to the laws of the PRC.

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